Exhibit 5.1

August 25, 2025

Lifeward Ltd.
200 Donald Lynch Blvd.
Marlborough, MA 01752

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 1 to each of the Company’s registration statements on Form S-8 (File Nos. 333-199688, 333-221357, 333-230485, 333-239258 and 333-267284) (collectively, the “Post-Effective Amendment”), as such registration statements were originally filed with the Securities and Exchange Commission on October 29, 2014, November 6, 2017, March 25, 2019, June 18, 2020 and September 6, 2022, respectively (collectively, the “Prior Registration Statements”).

The Prior Registration Statements covered the offering of the ordinary shares, par value NIS 1.75 per share, of the Company (the “Ordinary Shares”), previously available for issuance under the Company’s ReWalk Robotics Ltd. 2014 Incentive Compensation Plan (the “2014 Plan”). For purposes of this opinion, the “Shares” means up to 164,129 Ordinary Shares subject to outstanding awards granted under the 2014 Plan that may become available for grant under the Lifeward Ltd. 2025 Incentive Compensation Plan (the “2025 Plan”) as described in the Post-Effective Amendment.

This opinion is being furnished in connection with the requirements of Items 601(b)(5) and (b)(23) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Post-Effective Amendment or the prospectus that is a part of the Post-Effective Amendment, other than as expressly stated herein with respect to the issuance of the Shares.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined and relied upon the Prior Registration Statements, the Post-Effective Amendment and the related prospectus, and such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of such copies, the due constitution of the Company’s board of directors and, as to matters of fact, the accuracy of all statements and representations made by the directors and officers of the Company. We have also assumed that each individual grant under the 2025 Plan will be duly authorized by all necessary corporate action.

Based on the foregoing and subject to the limitations, qualifications and assumptions stated herein, we advise you that, in our opinion, the Shares have been duly authorized and when, and if, paid for and issued in accordance with the terms of the 2025 Plan, will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Post-Effective Amendment under the provisions of the Act.

Very truly yours, /s/ Goldfarb Gross Seligman & Co. Goldfarb Gross Seligman & Co.